Exhibit 99(a)

NEWS RELEASE	Cleveland-Cliffs Inc
1100 Superior Avenue
Cleveland, OH 44114-2589

CLEVELAND-CLIFFS REPORTS RECORD
FIRST-QUARTER EARNINGS

Cleveland, OH – April 27, 2005 – Cleveland-Cliffs Inc (NYSE: CLF) today reported first-quarter 2005 net income of $25.2 million or $.91 per share. (All per-share amounts are “diluted.”) Income from continuing operations was a first-quarter record of $20.4 million, or $.74 per share in 2005. This compares with break-even results from continuing operations, and a loss of $.05 per share applicable to common shareholders in the first quarter of 2004.

Following is a summary:

	(In Millions Except
	Per Share)
	First Quarter
	2005	2004
Income (Loss) From Continuing Operations:
Amount	$20.4	$—
Per Diluted Share	.74	(.05)

Income From Discontinued Operation:
Amount	.6
Per Diluted Share	.02

Cumulative Effect of Accounting Change:
Amount	4.2
Per Diluted Share	.15

Net Income (Loss):
Amount	$25.2	$—

Per Diluted Share	$.91	$(.05)

The increase in income from continuing operations of $20.4 million was comprised of a $27.4 million improvement in pre-tax income, net of $7.0 million in income taxes. The pre-tax earnings increase principally reflected higher sales margins of $37.1 million, partially offset by $9.8 million of currency hedging costs against an increase in the value of the Australian dollar associated with the acquisition of 68.7 percent of Portman Limited (“Portman”), an independent Australian iron ore mining and exploration company, on March 31, 2005. Excluding the currency hedging cost associated with the Portman acquisition, income from continuing operations would have been $27.7 million or $1.01 per share.

Commenting on the record results, Cliffs’ Chairman and Chief Executive Officer John Brinzo said: “The year 2005 is off to a good start. Annual pellet pricing settlements have resulted in substantial price increases, and we have commitments for all of our projected 2005 production.”

The $37.1 million increase in sales margin was due to higher sales price realization partially offset by higher production costs and modestly lower sales volume.

•	Sales revenues (excluding freight and minority interest) increased $55.3 million, or 34 percent, due to higher sales prices, $65.4 million, partly offset by lower sales volume, $10.1 million. The more than 40 percent increase in sales prices primarily reflected the effect on Cliffs’ term sales contract price adjustment factors of an approximate 86 percent increase in international pellet pricing, higher steel pricing, higher PPI-all commodities and other known contractual increases, including base price increases, lag year adjustments and capped pricing on one contract. Included in first-quarter 2005 revenues was approximately .9 million tons of 2005 sales at 2004 contractual pricing and $4.4 million of price adjustments on 2004 sales. Sales volume in the first quarter of 2005 was 4.0 million tons, which represented a .3 million ton decrease from the first quarter of 2004. Cliffs continues to forecast total-year North American sales of approximately 24 million tons.

•	Cost of goods sold and operating expenses (excluding freight and minority interest) increased $18.2 million, or 12 percent, reflecting higher unit production costs of $28.0 million partly offset by lower sales volume, $9.8 million. The $28.0 million increase in unit production costs primarily reflected higher maintenance spending, due in part to timing of repairs, $12.6 million, increased energy and supply pricing, $11.3 million, and higher royalty expense, $4.0 million, due to increased pellet sales pricing. Considering these factors, total-year 2005 North American unit production costs are now expected to increase approximately nine percent from the 2004 cost of goods sold and operating expenses (excluding freight and minority interest) of $37.56 per ton.

The pre-tax earnings changes for the first quarter of 2005 versus 2004 also included:

•	Higher administrative, selling and general expense, $2.3 million, principally reflecting higher stock-based compensation related to the increase in Cliffs’ common share price.

•	Lower impairment of mining assets charges, $1.0 million. Due to the significant increase in 2005 pellet pricing, Cliffs has determined, based on a cash flow analysis, that its Empire Mine is no longer impaired; accordingly, capital additions at Empire in 2005 will not be charged to expense.

•	Provision for customer bankruptcy in 2004, $1.6 million, related to a subsidiary of Weirton Steel Corporation.

•	Increased interest income of $1.3 million reflecting higher average cash balances and slightly higher rates.

•	An increase of $10.7 million in other – net expense primarily reflecting $9.8 million of currency hedging costs associated with the Portman acquisition.

Accounting Change

In the first quarter of 2005, Cliffs recorded a cumulative effect adjustment related to the early adoption of Emerging Issues Task Force (“EITF”) Consensus No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry.” The EITF reached a consensus that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs were incurred. Adoption of the consensus resulted in the Company increasing the value of its January 1, 2005 product inventory by $6.4 million, resulting in an after-tax cumulative effect increase in earnings of $4.2 million. Previously, stripping costs were expensed as period costs during the period incurred.

Production and Inventory

At March 31, 2005, Cliffs had 4.1 million tons of pellets in inventory compared with 3.3 million tons at December 31, 2004 and 4.2 million tons at March 31, 2004. The increase in inventory during the first quarter of the year reflects winter shipping constraints on the Great Lakes. Total production for Cliffs’ account was 4.8 million tons in the first quarter of 2005 versus 4.5 million tons in the comparable 2004 period. Although production schedules are subject to change, all operations are expected to operate at or near capacity in 2005 and total North American pellet production is presently expected to be approximately 37 million tons, with Cliffs’ share being approximately 22.8 million tons.

	(Tons in Millions)
	First Quarter		Full-Year
	2005	2004	2005*	2004
Empire	1.2	1.4	5.2	5.4
Tilden	1.4	1.4	8.0	7.8

Michigan Mines	2.6	2.8	13.2	13.2
Hibbing	1.9	2.0	8.2	8.3
Northshore	1.2	1.2	4.9	5.0
United Taconite	1.1	1.0	5.0	4.1
Wabush	1.1	1.3	5.7	3.8

Total	7.9	8.3	37.0	34.4

Cliffs’ Share of Total	4.8	4.5	22.8	21.7

*	Estimate

Portman Acquisition

As of March 31, 2005, Cliffs had purchased 68.7 percent of the outstanding shares of Portman at an acquisition cost of approximately $372 million including acquisition expenses. The Company’s Statement of Consolidated Financial Position at March 31, 2005 reflects the consolidation of Portman based on a preliminary purchase price allocation. In April 2005, Cliffs increased its ownership of Portman to slightly more than 80 percent. The tender offer for Portman shares expired on April 19, 2005, and the Company currently has no plans to purchase additional shares of Portman. First-quarter operating results do not include Portman. Portman is operating at its current annual capacity of 5.7 million metric tons and is expanding capacity to 8 million metric tons for 2006 to meet customer requirements.

Brinzo added: “Acquiring a majority interest in Portman is an important milestone in Cliffs’ long-term strategy for enhancing shareholder value. Through this acquisition, Cliffs now has a much broader customer base in China—the world’s fastest growing iron ore market. Moreover, we are very pleased to also have gained an immediate presence in the Australian mining industry.”

Liquidity

At March 31, 2005, Cliffs had $108.5 million of cash and cash equivalents. At December 31, 2004, Cliffs had $399.6 million of cash and highly-liquid marketable securities. The $291.1 million decrease in liquid assets primarily reflected the Portman acquisition, $347.6 million (net of Portman cash of $24.1 million), partially offset by $75.0 million of borrowings under the new three-year $350 million revolving credit facility.

Outlook

The Company announced that, due to delays associated with required permitting, the 800,000-ton capacity expansion underway at its Northshore facility will be finalized several months later than originally projected. At this time, the additional capacity is expected to be brought online near year-end. The Company now expects to produce 22.8 million tons of pellets for its own account in 2005. Projected 2005 pellet sales have not changed and remain at approximately 24 million tons.

Commenting on the Company’s outlook, Brinzo concluded: “Our outlook for the year continues to be encouraging. We remain sold out for the year, and with the benefit of increased sales volumes and full 2005 price realization in future quarters, we believe our North American operating results will exceed 2004’s record performance and the recent Portman acquisition will further enhance our performance.”

Cliffs will host a conference call to discuss its first-quarter 2005 results tomorrow, April 28, at 9:00 a.m. EDT. The call will be broadcast live on Cliffs’ website at www.cleveland-cliffs.com. A replay of the call will be available on the website for

30 days. Cliffs plans to file its first-quarter 2005 10-Q Report with the Securities and Exchange Commission later this week. For a more complete discussion of operations and financial position, please refer to the 10-Q Report.

* * * * * * * * * * * * * * * * * *

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines, located in Michigan, Minnesota, and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties.

Actual results may differ materially from such statements for a variety of factors, such as: the expectations for pellet sales and mine operations and the projected liquidity requirements in 2005 may differ significantly from actual results because of changes in demand for iron ore pellets by North American integrated steel producers due to changes in steel utilization rates, operational factors, electric furnace production or imports of semi-finished steel or pig iron; price adjustment provisions of our term supply agreements that may not allow us to match international price increases; uncertainty about continued Chinese demand for steel and iron ore; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; uncertainties regarding ore reserve estimates and the substantial cost of mine closures; inability of the capacity expansions to achieve the expected additional production; increases in the cost or length of time required to complete the capacity expansions; failure to receive required environmental permits for the expansions; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, and employee benefit costs; changes in foreign currency exchange rates; and the effect of these various risks on the Company’s liquidity and financial position.

Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in the Company’s most recent Annual Report and Reports on Form 10-K and 10-Q and previous news releases filed with the Securities and Exchange Commission, which are available publicly on Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superceded by subsequent events.

Contacts:
Media: (216) 694-4870
Financial Community: (800) 214-0739 or (216) 694-5459

News releases and other information on the Company are available on the Internet at www.cleveland-cliffs.com

CLEVELAND-CLIFFS INC

STATEMENT OF CONSOLIDATED OPERATIONS
(UNAUDITED)

	Three Months Ended
	March 31
(In Millions, Except Per Share Amounts)	2005	2004
REVENUES FROM PRODUCT SALES AND SERVICES
Iron ore	$219.2	$163.9
Freight and minority interest	52.4	69.8

	271.6	233.7
COST OF GOODS SOLD AND OPERATING EXPENSES	(228.6)	(227.8)

SALES MARGIN	43.0	5.9
OTHER OPERATING INCOME (EXPENSE)
Royalties and management fee revenue	2.7	2.9
Administrative, selling and general expenses	(11.3)	(9.0)
Provision for customer bankruptcy exposures		(1.6)
Impairment of mining assets		(1.0)
Miscellaneous — net	(1.0)	(.5)

	(9.6)	(9.2)

OPERATING INCOME (LOSS)	33.4	(3.3)
OTHER INCOME (EXPENSE)
Interest income	3.9	2.6
Interest expense	(.2)	(.3)
Other — net	(9.7)	1.0

	(6.0)	3.3

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	27.4
INCOME TAX EXPENSE	(7.0)

INCOME FROM CONTINUING OPERATIONS	20.4
INCOME FROM DISCONTINUED OPERATION (net of tax $.3)	.6

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	21.0
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (net of tax $2.2)	4.2

NET INCOME	25.2
PREFERRED STOCK DIVIDENDS	(1.4)	(1.1)

INCOME (LOSS) APPLICABLE TO COMMON SHARES	$23.8	$(1.1)

EARNINGS (LOSS) PER COMMON SHARE — BASIC
Continuing operations	$.88	$(.05)
Discontinued operation	.03
Cumulative effect of accounting change	.19

EARNINGS (LOSS) PER COMMON SHARE — BASIC	$1.10	$(.05)

EARNINGS (LOSS) PER COMMON SHARE — DILUTED
Continuing operations	$.74	$(.05)
Discontinued operation	.02
Cumulative effect of accounting change	.15

EARNINGS (LOSS) PER COMMON SHARE — DILUTED	$.91	$(.05)

AVERAGE NUMBER OF SHARES
Basic	21.6	21.1
Diluted	27.7	27.1

CLEVELAND-CLIFFS INC

STATEMENT OF CONSOLIDATED CASH FLOWS
(UNAUDITED)

	Three Months Ended
	March 31
(In Millions, Brackets Indicate Decrease in Cash)	2005	2004
CASH FLOW FROM CONTINUING OPERATIONS
OPERATING ACTIVITIES
Net income	$25.2	$
Cumulative effect of accounting change	(4.2)
Income from discontinued operation	(.6)

Income from continuing operations	20.4
Depreciation and amortization:
Consolidated	6.3		6.5
Share of associated companies	1.0		.8
Pensions and other post-retirement benefits	4.6		(17.6)
Deferred income taxes	2.0
Accretion of asset retirement obligation	1.1
Gain on sale of assets	(.1)		(1.0)
Provision for customer bankruptcy exposures			1.6
Impairment of mining assets			1.0
Other	4.1		1.2

Total before changes in operating assets and liabilities	39.4		(7.5)
Changes in operating assets and liabilities:
Marketable securities	182.7
Other	(39.4)		(28.6)

Total changes in operating assets and liabilities	143.3		(28.6)

Net cash from (used by) operating activities	182.7		(36.1)

INVESTING ACTIVITIES
Purchase of property, plant and equipment:
Consolidated	(16.6)		(11.3)
Share of associated companies	(2.5)		(1.3)
Investment in Portman Limited	(347.6)
Proceeds from sale of assets	.2		1.0
Proceeds from steel company debt			10.0

Net cash from (used by) investing activities	(366.5)		(1.6)

FINANCING ACTIVITIES
Borrowing under Revolving Credit facility	75.0
Proceeds from stock options exercised	3.5		7.0
Contributions by minority interest	.6		1.4
Common Stock dividends	(2.2)
Preferred Stock dividends	(1.4)
Proceeds from Convertible Preferred Stock			172.5
Repayment of long-term debt			(25.0)
Issuance cost — Convertible Preferred Stock			(6.3)

Net cash from financing activities	75.5		149.6

CASH FROM (USED BY) CONTINUING OPERATIONS	(108.3)		111.9
CASH USED BY DISCONTINUED OPERATION	(.1)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(108.4)		$111.9

CLEVELAND-CLIFFS INC

STATEMENT OF CONSOLIDATED FINANCIAL POSITION
(UNAUDITED)

	(In Millions)
	March 31	December 31	March 31
	2005	2004	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$108.5	$216.9	$179.7
Marketable securities		182.7
Trade accounts receivable — net	55.7	54.1	13.3
Receivables from associated companies	11.8	3.5	12.4
Product inventories	160.9	108.2	131.8
Work in process inventories	44.2	15.8	18.1
Supplies and other inventories	55.0	59.6	55.6
Deferred and refundable income taxes	39.1	41.5	2.0
Other	73.6	51.5	29.3

TOTAL CURRENT ASSETS	548.8	733.8	442.2
PROPERTIES — NET	771.7	283.9	259.4
LONG-TERM RECEIVABLES	52.6	52.1	55.2
DEFERRED INCOME TAXES	42.6	44.2
MARKETABLE SECURITIES	.6	.5	196.0
OTHER ASSETS	76.1	46.6	52.4

TOTAL ASSETS	$1,492.4	$1,161.1	$1,005.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$283.0	$252.5	$178.9
Revolving credit	75.0
Payables to associated companies	1.3	4.6	.9

TOTAL CURRENT LIABILITIES	359.3	257.1	179.8
PENSIONS, INCLUDING MINIMUM PENSION LIABILITY	47.2	42.7	110.3
OTHER POST-RETIREMENT BENEFITS	102.8	102.7	122.8
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	84.7	82.4	78.2
DEFERRED INCOME TAXES	131.0		39.7
OTHER LIABILITIES	56.2	49.7	59.0

TOTAL LIABILITIES	781.2	534.6	589.8
MINORITY INTEREST	89.9	30.0	22.1
3.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK	172.5	172.5	172.5
SHAREHOLDERS’ EQUITY	448.8	424.0	220.8

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,492.4	$1,161.1	$1,005.2

Notes to Unaudited Financial Statements

1.	On March 31, 2005, Cliffs acquired a 68.7 percent interest in Portman Limited. As a result of this transaction, Portman Limited became a consolidated subsidiary of Cliffs. In comparing the consolidated statement of financial position at March 31, 2005, to December 31, 2004 and March 31, 2004, there are significant changes that are mainly due to this acquisition.

2.	In management’s opinion, the unaudited financial statements present fairly the Company’s financial position and results. All financial information and footnote disclosures required by generally accepted accounting principles for complete financial statements have not been included. For further information, please refer to the Company’s latest Annual Report.

CLEVELAND-CLIFFS INC

SUPPLEMENTAL FINANCIAL INFORMATION (UNAUDITED)

	Three Months Ended
	March 31
	2005	2004
Iron Ore Sales (Tons) — In Thousands	4,023	4,286

Sales Margin — In Millions
Revenues from iron ore sales and services*	$219.2	$163.9
Cost of goods sold and operating expenses*	176.2	158.0

Sales margin	$43.0	$5.9

Sales Margin — Per Ton
Revenues from iron ore sales and services*	$54.49	$38.23
Cost of goods sold and operating expenses*	43.80	36.85

Sales margin	$10.69	$1.38

*	Excludes revenues and expenses related to freight and minority interest which are offsetting and have no impact on operating results.